EXHIBIT 99.2

Behringer Harvard to Acquire Prestigious

Chicago Portfolio of Four Class A Office Properties

Transaction represents 3.2 million square feet of rentable office space

DALLAS, August 15, 2007 — Behringer Harvard announced today that it has entered into a definitive agreement to purchase entities owning a portfolio of four Class A office properties from affiliates of Boston-based Beacon Capital Partners.  The portfolio, under contract by Behringer Harvard REIT I, Inc., consists of four prominent office towers in the central business district of Chicago, Illinois: One Financial Place, in the city’s Central Loop submarket, 10 South Riverside Plaza, 120 South Riverside Plaza, and 200 South Wacker Drive in the West Loop. The deal represents approximately 3.2 million square feet of rentable office space and would increase the REIT’s Chicago holdings to 4.4 million square feet.

“This is an extremely attractive portfolio due to the exceptional quality of the properties and the strength of the submarkets where these assets are located,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “With our previous acquisition of 222 South Riverside, we will have achieved a critical mass of Class A central business district properties in Chicago that will give us excellent leasing and management synergies and value creation opportunities. Additionally, with this acquisition our flagship core office REIT will have a significant presence with over 4 million square feet of attractively located properties in one of the nation’s most industry diverse and strengthening office markets.”

One Financial Place is a trophy office property that offers approximately 1.0 million square feet of rentable space in a 39-story tower. The southern anchor of Chicago’s largest financial exchange complex, One Financial Place connects to the Chicago Board of Options Exchange (CBOE), which in turn is connected to the Chicago Board of Trade (CBOT).

The 10 & 120 South Riverside Plaza complex is comprised of twin, 21-story high-rise office buildings. The approximate 1.39 million square feet of office and retail space is located immediately north of another Behringer Harvard REIT I asset, 222 South Riverside Plaza, the owner of which was purchased from another Beacon affiliate in 2006. Located along the West branch of the Chicago River, each building occupies a full city block and features large and flexible 36,000 square-foot floor plates.

200 South Wacker Drive, just across the Chicago River from 222 Riverside, is a premier 40-story office tower located at Wacker Drive and Adams Street. Renovated this year, the property contains approximately 750,000 square feet of rentable space.

The buildings include such well known and highly creditworthy tenants as Goldman Sachs, Chicago Stock Exchange, Morgan Stanley, Merrill Lynch, CDW Corporation, Zurich American, Boston Consulting Group, Orbitz.com and the University of Illinois.

These assets are to be acquired by Behringer Harvard REIT I, Inc., which also owns 37 other assets in 16 states and Washington D.C.

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About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie.myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President - Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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